Exhibit 10.33
-------------

                             AMENDED AND RESTATED
                             PRODUCTION AGREEMENT
                                    BETWEEN
                           THE STROH BREWERY COMPANY
                                      AND
                    BOSTON BEER COMPANY LIMITED PARTNERSHIP


AGREEMENT entered into effective as of the 1st day of November, 1998 (the "Effective Date"), by and between THE STROH BREWERY COMPANY, an Arizona corporation ("Stroh", which term shall also include each Permitted Assignee, as hereinafter defined, as the context admits), and BOSTON BEER COMPANY LIMITED PARTNERSHIP, a Massachusetts limited partnership ("Boston Beer"). Boston Beer and Stroh are sometimes referred to herein individually as a "Party" and collectively as the "Parties".

          Stroh and Boston Beer are currently parties to an Agreement dated as of January 14, 1997, as amended, pursuant to which Stroh agreed to brew, package and sell certain Boston Beer products to Boston Beer ("1997 Production Agreement") at Stroh's Allentown (Lehigh Valley), Pennsylvania brewery. Stroh also produces products for Boston Beer at the Portland, Oregon brewery (formerly, the "Heileman Brewery"), sometimes referred to hereinafter as the "Portland" brewery. When Stroh acquired the Heileman Brewery, it assumed certain production arrangements contained in an Agreement between Boston Beer and G. Heileman Brewing Company, Inc., dated as of November 29, 1995 (the "Heileman Agreement"), as well as the terms and conditions of each of the Sankey Project agreement, dated July 5, 1995, (the "Sankey Agreement") and the Wort Clarifier Project agreement, dated July 6, 1995 (the "Wort Clarifier Agreement"). Copies of the Sankey Agreement and the Wort Clarifier Agreement are attached hereto as Exhibits A and B, respectively. Stroh and Boston Beer are also parties to a certain Letter Agreement dated January 14, 1997, as amended, which related to certain potential investments ("Letter Agreement"). Stroh and Boston Beer now desire to enter into a new production agreement, effective as of the Effective Date, to supersede the existing arrangements, and which will govern the production of products by Stroh for Boston Beer, provide Boston Beer with greater control over the production process, and give Boston Beer access to greater brewing capacity through the inclusion of other Stroh breweries.

ACCORDINGLY, in consideration of the mutual agreements contained in this Agreement, the Parties, intending to be legally bound, hereby agree, as follows:

1.        Scope of Agreement.
          ------------------

          a. During the Term, as defined in Section 7, and in accordance with the terms and conditions set forth herein, Stroh shall give Boston Beer access to the Stroh production facilities identified in subsection (c), below, and make available to Boston Beer Stroh's production personnel to allow Boston Beer to produce Boston Beer's proprietary Beer Products.

          b. For purposes of this Agreement, Boston Beer's "Beer Products" shall include those products set forth in Exhibit C attached hereto, together with certain specially ordered and seasonal malt beverage products identified as such by Boston Beer ("Special Orders and Seasonals") and such other beer products as Boston Beer may introduce from time to time. Boston Beer shall periodically provide to Stroh an updated schedule of all Boston Beer products which Boston Beer deems to be Beer Products, subject to this Agreement. Boston Beer agrees, however, that Stroh need not permit in excess of * or in excess of
* . The Parties agree that they may subsequently mutually agree in writing to amend the foregoing specifications with respect to the maximum number of *.


          c. The breweries that are subject to this Agreement (individually a "Brewery" and collectively the "Breweries") are as set forth in the following chart. *

          *:          *             *
                      -

Allowed Locations
-----------------

Initial Allowed Location:    Lehigh Valley, PA       Portland, OR

      *             *             *
      -             -             -
The foregoing Breweries are sometimes hereinafter referred to simply as "Lehigh Valley", "Portland", *, * and * respectively. For purposes hereof, the terms "Brewery" and "Breweries" shall include (i) other breweries owned by Stroh at which it may be proposed by Stroh that Beer Products be produced pursuant to this Agreement and (ii) except as otherwise agreed between Boston Beer and a Permitted Assignee at the time a Permitted Assignee takes on production responsibilities for Boston Beer, all breweries owned by a Permitted Assignee (all of which shall be deemed to be Allowed Locations), whether or not acquired from Stroh.

2.   Control of Production of Beer Products: Public Statements.
     ---------------------------------------------------------

     a. All Beer Products shall be brewed and packaged according to Boston Beer's specifications, including the maintenance of standards and quality control programs. Boston Beer shall have ultimate responsibility and authority over every detail of the production process for Beer Products at each of the Breweries, with such responsibility and authority as to those parameters affecting beer taste and quality to be the same as if Boston Beer were the owner of the Brewery. Boston Beer shall have the right, at any time, to monitor and review the practices and procedures of Stroh in the production and packaging of Beer Products and to inspect each of the Breweries and any other Brewery at which it is proposed by Stroh that Beer Products be produced. If a decision made by Boston Beer in the exercise of its authority under this Section 2(a) results in additional costs over and above the costs of the then current operations, Stroh shall be entitled to be reimbursed by Boston Beer for such costs. In addition, in the exercise of its authority under this Section 2(a), Boston Beer shall not interfere with Stroh's production processes for its own proprietary brands.

     b. Consistent with the provisions of paragraph (a), Stroh and Boston Beer will, in any and all public statements or comments, recognize that Boston Beer controls the ingredients, recipe, brewing processes and procedures and quality and taste parameters for all Beer Products produced at Breweries and that Boston Beer is the brewer of all such Beer Products. Neither party will make any public statements inconsistent with the foregoing.

3.   Committed Capacity: Commitment Fee.
     ----------------------------------

     a. During the Term, Stroh shall, except as otherwise provided herein, make the following minimum production capacities available to Boston Beer for the production of Beer Products:

          Brewery                  Committed Capacity
          --------------------------------------------

          *                        *

          *                        *

     The Committed Capacity at each Initial Location or at subsequent Allowed Locations is based on anticipated tank usage and availability and shall be increased or decreased in inverse proportion to the extent that actual average tank usage varies from *. Boston Beer will, however, endeavor, to the extent reasonably possible, to provide Stroh with * advance written notice of any expected increase or decrease in its expected production requirements which varies more than * from any previously submitted monthly forecasts for the period in question, in order to allow Stroh to plan its capacity utilization at any Brewery. Beer Products shall primarily be produced in units consisting of
(i) twenty-four 12-ounce bottles, whether packaged as a 24 bottle loose case, a four 6-pack case or a two 12-pack case (each a "12-oz. Case Unit"), (ii) twelve 22-ounce bottles (a "22 oz. Case Unit"), (iii) 7.75 U.S. gallons (a "Half-Keg"), and (iv) 15.50 U.S. gallons (a "Keg").

     b.   Commitment Fee.  In consideration of Stroh's willingness to
          --------------
(i) enter into this Agreement, (ii) waive its rights under the Letter Agreement, and (iii) commit the Committed Capacity to Boston Beer, Boston Beer shall pay to Stroh, *, which shall be non-refundable except in the event of a Stroh Production Default (as defined in Section 8(b)), and assign to Stroh Boston Beer's ownership interest in the Wort Clarifier, as set forth in and subject to the provisions of Section 14 hereof.

     c.   Packaging. * Stroh agrees to comply with such specifications mutually
          ---------
agreed to between Stroh and Boston Beer regarding the sterilization process for use of used glass and inspection of used glass to insure, to the maximum extent possible, that no foreign objects remain following the sterilization of such used glass. The Parties agree that a copy of such specifications shall be attached hereto as Exhibit D.

4.   Closure or Sale of Breweries.
     ----------------------------

     a.   Non-Final Closure.  In the event that Stroh proposes to
          -----------------
close ("Close" or a "Closure", which terms shall include a sale of a Brewery to a party not intending to continue brewing operations at the location in question) a Brewery at which Beer Products are then being produced (the "Closed Brewery"), at a time when Stroh continues to operate a Brewery or Breweries * Stroh shall:

                    (i) provide written notice to Boston Beer (the "Closure Notice") at least * prior to the effective date of any such proposed Closure and shall advise Boston Beer in its Closure Notice of the Incremental Costs (hereinafter defined), if any, arising out of a relocation to each potential Allowed Location;

                    (ii) offer to make all arrangements necessary to relocate Boston Beer's displaced business to an Allowed Location, which, if there is more than one remaining Allowed Location, shall be the Allowed Location that represents the closest geographic location * that is a Brewery which can meet the quality, taste and service requirements of this Agreement; and

                    (iii) if such offer is accepted, insure that the
               displaced production of Beer Products shall continue to be supplied without disruption.

     b.   Final Closure.  In the event that Stroh proposes a Closure at a time
          -------------
when Stroh no longer operates another Brewery *, but does operate another Brewery, Stroh shall:

                    (i) provide written notice to Boston Beer (the "Final Closure Notice") of Stroh's intent to close the current location; and

                    (ii) offer replacement production at any other brewery owned or operated by Stroh during the Final Closure Period, which is defined as the longest of * or * after the date of the actual Closure of the Closed Brewery or through *, such production to be provided by Stroh in a manner which is economically equivalent to the then economic arrangements for production of Beer Products at the Brewery then subject to Closure (i.e., Stroh shall pay any capital or Incremental Costs, including any increase in freight costs to Boston Beer associated with Stroh continuing to supply Boston Beer with Beer Products during the Final Closure Period, over and above those amounts already being paid by Boston Beer prior to and as of the date of the Final Closure Notice), and in a manner that, in the reasonable judgement of Boston Beer, provides the same level of quality, taste and service as was enjoyed by Boston Beer at the Closed Brewery; provided that if Boston Beer accepts such replacement production for periods beyond the Final Closure Period, Boston Beer shall pay any Incremental Costs (defined below) and the brewery at which such replacement production shall occur shall then be deemed to be an "Allowed Location" *

If Stroh proceeds with the actions contemplated by this subsection (b), Stroh would have the right to move the production of Boston Beer's Beer Products from the Initial Location subject to Closure to any other Stroh location approved by Boston Beer, such approval not to be unreasonably withheld or delayed, provided, however, that there shall be no disruption in the supply of Beer Products to Boston Beer during the Final Closure Period.

     c.   Continuing Option.  In the event that Boston Beer elects not to accept
          -----------------
an offer of replacement production capacity for Beer Products made by Stroh in connection with a Closure, then, in such event, Stroh agrees that its offer of replacement production capacity to Boston Beer (the "Option for Replacement Production") shall remain open until the expiration of *. In the event that Boston Beer fails to elect, during such *, to have Beer Products produced in accordance with the Option for Replacement Production made by Stroh, then such failure shall be deemed to be a termination of this Agreement solely with respect to production of Beer Products *, and as referred to in the Closure Notice pursuant to which Stroh has offered the replacement production capacity. If, on the other hand, Boston Beer should elect, subsequent to Closure but prior to expiration of the Option for Replacement Production, to have Stroh produce Beer Products in accordance with the replacement production capacity outlined in the Option for Replacement Production, then, in such event, Boston Beer shall be responsible for all Incremental Costs with no Contribution Allocation (as hereinafter defined) to be credited against Incremental Costs. Nothing contained in this subsection (c) shall require Stroh to refrain from Closing a Brewery.

     d.   Partial Sale.  In the event that Stroh proposes to sell
          ------------
("Sell" or a "Sale") a Brewery at which Beer Products are then being produced (the "Sold Brewery"), in a transaction not involving all Breweries owned by Stroh, Stroh shall:

                    (i) provide written notice to Boston Beer (the "Sale Notice") at least * prior to the effective date of any such proposed Sale;

                    (ii) cause the proposed purchaser of the Sold Brewery to offer in writing to assume all of Stroh's obligations to Boston Beer at the Sold Brewery; and

                    (iii) offer to relocate production from the Sold Brewery
               to another Allowed Location or another Brewery then owned by Stroh, in accordance with and subject to the provisions of subsections (a) and (b), above, as applicable.

Boston Beer shall have the right, in its reasonable discretion, to approve an assignment of Stroh's obligations at the Sold Brewery, so that production remains at the Sold Brewery, or permit relocation of such production to another Stroh Brewery, in accordance with subsections (a) and (b), above.

     e.   Sale of All Breweries.  In the event that Stroh proposes a Sale of
          ---------------------
its Breweries or a planned combination of Sales and/or Closures involving all Breweries owned by Stroh, Stroh shall:

                    (i) provide written notice to Boston Beer (the "Sale Notice") at least * prior to the effective date of any such proposed Sale or Closure; and

                    (ii) cause all of Stroh's obligations to Boston Beer to be assumed by one or more Permitted Assignees for the balance of the Term (as defined in Section 7).

     f.   Approval of Assignees.  Notwithstanding any implication to the
          ---------------------
contrary arising out of Stroh's obligations under subsections (d)(ii) and
(e)(ii) of this Section 4, Stroh may not assign any of its rights and obligations hereunder other than to a Permitted Assignee. For all purposes of this Agreement, a "Permitted Assignee" is an entity that:

                    (i) is actively engaged in the business of producing beer or other malt beverages at one or more breweries owned by it;

                    (ii) conducts its brewing operations generally in accordance with service and quality standards reasonably acceptable to Boston Beer, which in any event shall be consistent with the levels of service and quality and product taste enjoyed by Boston Beer in its relationship with Stroh, as discussed in
               Section 27 hereof;

                    (iii) is, in the reasonable judgment of Boston Beer, able to meet those of Stroh's obligations hereunder to be assigned to it, including producing Beer Products to Boston Beer's product specifications, including quality and product taste;

                    (iv) is also, in the reasonable judgment of Boston Beer, financially able to meet those of Stroh's obligations hereunder to be assigned to it, it being understood that Boston Beer reserves the right to reasonably request a performance bond or other assurances of such financial ability; and

                    (v) executes a written instrument, in form and substance reasonably acceptable to Boston Beer, pursuant to which it formally undertakes to carry out and perform all of Stroh's obligations hereunder with respect to those Stroh obligations being assigned to it (except to the extent otherwise provided in this Agreement).

     g.   Lehigh Valley Equipment.  In the event of the Closure of Lehigh
          -----------------------
Valley, unless the equipment identified on Exhibit E attached hereto, all of which was originally purchased for Lehigh Valley by Boston Beer, is then relocated to another Brewery at which Beer Products are to be produced, Boston Beer shall have the option, exercisable at any time within * after receipt of the Closure Notice with respect to Lehigh Valley, to purchase any or all of such equipment for the aggregate price of * provided that Boston Beer shall bear all dismantling and moving costs.

     h.   Timing of * Closures.  Stroh agrees that, if it Closes * and
          --------------------
production of Beer Products is relocated to *, and it subsequently determines to
* prior to the expiration of at least * after the relocation from Portland, Stroh shall pay any incremental freight costs incurred by Boston Beer during the balance of said *, as a result of the second relocation. This subsection (h) shall not apply to a Permitted Assignee that purchases * Portland * from Stroh.

      i.   Effect of Contract Brewing.  A decision by Stroh to Close a
           --------------------------
Brewery and enter into a contract to produce its products at a brewery owned by a third party shall be deemed to be a Sale to the third party, subject to subsections (d) and (e), and the brewery at which the Stroh products are to be contract brewed shall be deemed to be a Sold Brewery for purposes of the application of such subsections.

5.   Incremental Costs.
     -----------------

     a. For purposes hereof, Incremental Costs shall include those incremental capital and operating costs incurred by Stroh specifically to accommodate Boston Beer's production at a facility other than *. Incremental operating costs ("Incremental Operating Costs") shall include any incremental freight costs ("Incremental Freight") incurred by Stroh due to displaced Stroh product volume caused by Boston Beer's volume at the new location, and shall also include variable costs incurred by Stroh over and above the normal operating costs associated with the direct production of Beer Products (where normal operating costs are equivalent to those operating costs under the current arrangements and processes at *). Incremental capital costs shall include any specific equipment needed in order to meet Boston Beer's liquid process specifications or package configurations, and any reasonable capacity expansions of the brewery tankage required to economically accommodate Boston Beer's production. Incremental capital costs must be approved by Boston Beer in writing prior to commencement of the capital project, and shall in no event exceed * and *, each in the aggregate, during the period *. Boston Beer and Stroh shall make all reasonable efforts to minimize Incremental Costs to Boston Beer.

     b. Incremental Costs arising as a result of each Closure by Stroh shall be estimated and presented to Boston Beer and included in the Closure Notice. In connection with such Incremental Costs, Stroh shall contribute the following in reduction of such Incremental Costs to be borne by Boston Beer: * of the Price for actual displaced production for the * after each Closure, and * of actual displaced production for the * of such actual displaced production following the Closure (hereinafter collectively referred to as the "Contribution Allocation"). The Contribution Allocation shall be credited against the Incremental Operating Costs on a * basis, and the balance of the Incremental Costs, subject to approval by Boston Beer as set forth in subparagraph 4(a) above, shall be invoiced by Stroh to Boston Beer * with a full reconciliation prepared by Stroh and submitted to Boston Beer within * following the close of each * in which Incremental Costs have been incurred. If Boston Beer continues to have Beer Products produced at the Allowed Location where Incremental Costs are required in order to meet the production requirements for the Beer Products, then Boston Beer shall continue to pay the Incremental Costs, less the Contribution Allocation of Stroh. If, however, the normal operating costs of producing the Beer Products of Boston Beer at the replacement or Allowed Location shall be less than those normal operating costs of producing the Beer Products at *, the amount of the reduction (the "Reduction in Cost") will be added to the Contribution Allocation to be credited against Incremental Costs, and the Reduction in Cost shall remain in effect as a credit by Stroh to Boston Beer during the first * following the Closure described above.

     c. In no event shall Boston Beer be obligated to pay a Permitted Assignee more than * in Incremental Freight with respect to the Permitted Assignee's own displaced volume.

     d. In no event shall Incremental Costs to be borne by Boston Beer with respect to * relocation exceed the costs that would have arisen (whether or not passed through) out of a relocation from * to *

     e. In the event of the Sale or Closure of a Brewery, or termination by a Permitted Assignee pursuant to Sections 8(h) and (i) that terminates production at a Brewery, in which Boston Beer previously made a capital investment from and after the Effective Date, upon such Sale or Closure, the owner of such Brewery shall pay to Boston Beer an amount equal to the unamortized portion of its investment, based on an amortization period of * from the date on which the equipment purchased with each investment was first placed in service.

     f. If, as a result of a proposed Closure or Sale, production of Beer Products is relocated to another Brewery, but the Closure or Sale that was the subject of the Closure Notice or Sale Notice is not consummated within * after the date on which it was to have been consummated, Boston Beer shall be entitled to an immediate repayment of any Incremental Costs it may have paid as a result of the relocation and production at the successor Brewery shall continue but on the same cost basis, including Boston Beer's own freight costs, as Boston Beer enjoyed at the predecessor Brewery for so long as the predecessor Brewery remains in operation and for a further period of * thereafter.

6.   Price and Manner of Payment.
     ---------------------------

     a.   Boston Beer shall pay Stroh for Beer Products an amount (the
"Price") equal to the sum of *.    The Fixed Charge for other packaging units
shall be set by the Parties based on proportionate volume and packaging efficiencies relative to the units described above. Stroh shall be entitled to increase each Fixed Charge applicable to each Brewery, effective as of * in each year while the Agreement remains in effect, with the first such increase pursuant to this Agreement to be effective as of * at a rate equal to *.

     b.   The Price is F.O.B. the carrier's trucks at Stroh's dock
(i.e., the Price includes the cost and risk of loading trucks at Stroh's dock) and includes labor, overhead, profit, and other costs incurred in the production of packaged Beer Products suitable for shipment by truck.

     c. The Price excludes any federal and state excise taxes, which Stroh may pass along to Boston Beer, if Stroh pays such taxes in compliance with Federal and state laws.

           In those instances where there is an alternating proprietorship between Boston Beer and Stroh with Boston Beer being the brewer of record, Boston Beer is required to submit reports to the Federal Alcohol, Tobacco and Firearms Department ("ATF") on Form 5000.24 (or any substitute form hereafter adopted by ATF) and to pay the required excise tax, which such tax is based upon the number of barrels, or fraction thereof, that leave the Brewery premises. In order to complete Form 5000.24 and to timely pay the excise taxes on such production, Stroh agrees to provide Boston Beer, to the Attention of its Tax Manager, with the following number of barrels of Beer Products so produced by Stroh and which have left the Brewery ("Production/Tax Data"), on or before the following dates: (i) With respect to Production/Tax Data during each calendar month, except for September, Stroh shall provide such information within no more than five calendar days following the fifteenth and last day of each month in order that Boston Beer may submit and pay the applicable excise taxes which are due within fourteen days following the 15th and last day of each month (or which is due on the preceding business day if the fourteenth day, as aforesaid, should fall on a Saturday, Sunday or legal holiday); (ii) With respect to Production/Tax Data for the month of September in each year, Stroh agrees to provide Boston Beer with Production/Tax Data for the following periods within the time frames hereinafter set forth: For the period from September 1 through September 15, such Production/Tax Data must be received by Boston Beer no later than September 20; for the period from September 16 through September 26, Production/Tax Data must be received by Boston Beer no later than September 28; and for the period from September 27 through September 30, Stroh agrees to provide the Production/Tax Data no later than October 5. In the event that the provisions of 27 CFR, Subpart K are amended, Boston Beer shall supply Stroh with written notice of any changes required in the reporting schedule set forth above.

     d. Assuming Boston Beer uses pallets interchangeable with Stroh, the Price also excludes any charge for Boston Beer's use of pallets owed by Stroh. Stroh shall invoice Boston Beer on * for Boston Beer's proportionate share (based on pallets shipped) of the cost of pallets incurred at each Brewery during *. Such invoices shall be paid by Boston Beer promptly in the ordinary course.

     e. Stroh will invoice Boston Beer electronically * for the Price of Beer Products shipped * and Boston Beer shall pay such invoices * by wire or other mutually agreed upon method. All other amounts otherwise chargeable to Boston Beer hereunder shall be invoiced by Stroh reasonably promptly in accordance with normal business *. Such timely invoices shall similarly be paid by Boston Beer promptly in the ordinary course in accordance with normal business practices. Neither party shall be liable for any liability if such notification and invoice is issued more than * following the date on which such expense is incurred.

     f. Stroh shall have the right to increase the Price to reflect Stroh's actual incremental cost for any Special Orders or Seasonals which use a more expensive brewing process or longer time frames or which have more expensive packaging processes than used to produce Samuel Adams Boston Lager. Other pricing and payment terms for Special Orders or Seasonals shall be in accordance with the foregoing provisions of this Section 5, including the timely invoicing requirements of paragraph (e), above.

     g. Boston Beer shall also be entitled to a proportional reduction in the Fixed Charge to the extent that Stroh is able to achieve variable cost savings through changes in production *

7.   Term.
     ----

     The term of this Agreement (the "Term") shall commence as of * and shall continue until terminated pursuant to Section 8 hereof. The Parties acknowledge that either Party's obligations pursuant to this Agreement to make payments to the other Party and the Parties' respective obligations under Sections 8(g), 18 and 19, and Stroh's obligations under Sections 14, 17 and 31 shall survive the termination of this Agreement.

8.   Termination.
     -----------

     a. Either Party may terminate this Agreement for any reason whatsoever on not less than * prior written notice to the other Party, effective at any time on or after *

     b. Boston Beer may also terminate this Agreement effectively immediately upon written notice in the event that Stroh is in default of any of its obligations to brew, package and ship any Beer Products, which default continues for a period of * following receipt by Stroh of written notice from Boston Beer regarding such default or if Stroh is the subject of an acquisition of substantially all of its business or assets by an acquirer who Boston Beer reasonably believes will not be a Permitted Assignee [each such event is hereinafter referred to as a "Stroh Production Default".] Stroh shall not be deemed to be in default of its obligations for purposes of this Section 8(b), if it is in good faith both seeking to correct the circumstances giving rise to its failure to brew, package and ship Beer Products and honoring its obligations under Section 16 hereof, to the extent applicable.

     c. Stroh may terminate this Agreement on * prior written notice to Boston Beer, in the event that Boston Beer is in arrears in payment of undisputed amounts representing * and such arrearage has remained outstanding for in excess of * after written demand for payment was made by Stroh. Normal credit terms are as defined in Section 5(e).

     d. Stroh may also terminate this Agreement on * prior written notice provided to Boston Beer not later than * following the effective date of the following described event, *.

     e. In the event that Stroh should fail to become Year 2000 Compliant, as set forth in Section 15 hereof, and such failure shall disrupt the production of the Beer Products by Stroh, then, in such event, Boston Beer shall provide * written notice of its intention to so terminate this Agreement, unless within * Stroh cures or demonstrates to Boston Beer's reasonable satisfaction that Stroh is using its best efforts to cure the problems arising from its failure to be Year 2000 Complaint.

     f. In the event of bankruptcy by either party, the non-bankruptcy party shall have the right to terminate this Agreement.

     g. Upon termination of this Agreement, Boston Beer shall (i) promptly pay to Stroh all unpaid invoices in full and all unpaid costs incurred by Stroh pursuant to this Agreement in the brewing, packaging, shipping and storage of Beer Products, and (ii) purchase from Stroh at Stroh's cost all Stroh's inventory of (i) work in process of Beer Products, (ii) ingredients and raw materials unique to the Beer Products, and (iii) Packaging Materials. Stroh will use all reasonable efforts to minimize such costs upon termination, and Boston Beer will have the right to review documentation evidencing such costs.

     h. A Permitted Assignee * obligations may terminate such obligations on not less * notice, effective at any time after the expiration of * from the date of the first assignment of such obligations to a Permitted Assignee; provided that Boston Beer shall be relieved of any obligation to pay Incremental Costs during the notice period.

     i. A Permitted Assignee * obligations may terminate such obligations on not less *, effective at any time after the expiration of * from the date of the first assignment of such obligations to a Permitted Assignee; provided that Boston Beer shall be relieved of any obligation to pay Incremental Costs during the notice period.

     j. In the event of a Stroh Production Default, whether or not Boston Beer then terminates this Agreement pursuant to subsection (b), or termination by Boston Beer pursuant to subsection (e) or (f), in addition to such other rights and remedies it may have at law or in equity, Boston Beer shall be entitled to repayment of the Commitment Fee, *.

9.   Packaging, Deposits and Minimum Orders.
     --------------------------------------

     a. Packaging of Beer Products shall consist of twelve ounce (12 oz.) bottles, twenty-two ounce (22 oz.) bottles, Half-Kegs and Kegs, and such other units as Boston Beer may from time to time require, exclusive of any units which are proprietary to Stroh and which are not then being produced for Boston Beer by Boston Beer or any third party. Except for one way pallets paid for by Boston Beer, a deposit per pallet and per keg as set forth in Section 6(a) hereof shall be charged to Boston Beer with corresponding credit applied upon the safe return in good working order of the pallets or kegs to Stroh. *

     b. Boston Beer shall order at any given time not less than *. Boston Beer acknowledges and agrees that the minimum order applies to each beer style, individually, rather than in combination; provided, however, that orders for the bottling line may consist of * of the Beer Products in combination and any bottling line order shall not be less than * of each beer style, except that for twenty-two ounce (22 oz.) bottles, an order may be comprised of as many as * of at least * each.

10.  Packaging Materials and Hops.
     ----------------------------

     Crowns, bottles, labels, six-packs, cases, partitions and other packing materials for Beer products (collectively, "Packaging Materials"), or any applicable federal or state taxes (but specifically excluding any taxes in the nature of a tax on income or profits) are not included in the Fixed Charge and shall be borne directly by Boston Beer. All Packaging Materials and all hops to be used in the brewing of Beer Products ("Hops") shall be (i) purchased directly by Boston Beer at its cost for delivery to Stroh, (ii) the property solely and exclusively of Boston Beer, and (iii) segregated and identified as such. Boston Beer shall be responsible for the storage of Hops and shall release Hops to Stroh for production on a bi-weekly basis. Stroh acknowledges that Boston Beer shall be afforded unrestricted 24-hour access to all Packaging Materials and Hops when under Stroh control for purposes of removal or otherwise. Delivery of Packaging Materials and Hops (on such bi-weekly basis) to Stroh shall be coordinated between Stroh and Boston Beer, provided that Stroh shall be ultimately responsible for coordinating the timely delivery of Packaging Materials and Hops to the appropriate Breweries and other Breweries. *. All vendors shall be selected by Boston Beer, in its discretion, subject only to meeting Stroh's customary quality and performance requirements.

11.  Risk of Loss.
     ------------

     Stroh and Boston Beer acknowledge and agree that, consistent with the F.O.B. pricing terms, the risk of loss in loading the carrier's trucks shall be borne by Stroh. However, the carrier's driver shall have the right to inspect each shipment for damage prior to leaving the loading dock and, accordingly, Boston Beer shall bear the risk of loss on any shipment of Beer Products, once the carrier's truck leaves Stroh's loading dock.

12.  Brewery of Record.
     -----------------

     a. To the extent requested by Boston Beer and consistent with applicable laws and regulations, Stroh shall provide all Beer Products brewed hereunder under the name of "The Boston Beer Company" as the Brewer of Record. Stroh shall, to the fullest extent permissible, secure any permits, licenses, approvals and the like related to the production of beer, required by any federal, state or local governmental agency on behalf of Boston Beer. Boston Beer agrees to reimburse Stroh promptly for any reasonable out-of-pocket costs, including, without limitation, legal expenses and increased clerical costs, incurred in connection therewith.

     b. To the extent requested by Boston Beer, Stroh shall use all commercially reasonable efforts to establish and maintain an alternating proprietorship at each of the Initial Allowed Locations and at such other Breweries to which production of Beer Products has been transferred, if necessary, and, subject to and in compliance with all applicable federal, state or local laws, rules and regulations, to identify Boston, Massachusetts, as the sole label source for Beer Products. Boston Beer agrees to reimburse Stroh promptly for its reasonable out-of-pocket costs, including, without limitation, legal expenses and increased clerical costs, incurred in connection therewith.

     c. Boston Beer's obligation to reimburse Stroh for its reasonable out-of-pocket costs shall not apply to costs incurred by Stroh with respect to establishing an alternating proprietorship at a brewery to which production hereunder is relocated because of Stroh's decision to Sell or Close a Brewery.

13.  Storage.
     -------

     The Price shall include storage of reasonable quantities of packaged Beer Products for up to thirty (30) days. Stroh shall be entitled to charge Boston Beer a reasonable fee for the storage of Beer Products beyond thirty (30) days.

14.  The Wort Clarifier Project.
     --------------------------

     Stroh's obligations under the Wort Clarifier Agreement are hereby terminated, except that Boston Beer shall continue to enjoy the benefit of material yield savings for its own beers resulting from the Wort Clarifier Project. In addition, Boston Beer hereby assigns to Stroh all of Boston Beer's right, title and interest in and to the Wort Clarifier, subject to the following:

     (i) for so long as this Agreement remains in effect, in the absence of a Stroh Production Default, the Wort Clarifier shall remain in the possession of Stroh at Portland or such other Brewery as Stroh and Boston Beer shall jointly agree; and

     (ii) in the event of a Stroh Production Default, if so instructed by Boston Beer, Stroh shall reassign ownership of the Wort Clarifier to Boston Beer and shall deliver the Wort Clarifier to Boston Beer, in accordance with Boston Beer's instructions, the dismantling and transportation costs of which would be borne by Stroh.

15.  Year 2000 Compliance.
     --------------------

     a. Stroh has heretofore advised Boston Beer that its software, firmware, equipment and systems (collectively, hereinafter referred to as "Systems") is not as yet Year 2000 Compliant and that the System is not designed to be used immediately prior to, during and after the calendar year 2000 and thus cannot warrant that the Systems will operate consistently, predictably and accurately, without interruption or manual intervention, and in accordance with all requirements to facilitate the production of the Beer Products under the terms of this Agreement, including, without limitation, all specifications and/or functionality and performance requirements, during each such time period, and the transitions between them, in relation to dates it encounters or processes. Stroh hereby represents that it is taking and shall continue to take steps to become Year 2000 Compliant.

     b. Boston Beer is in the process of reviewing all of its internal Systems, with a view to assuring that such Systems are or will in a timely fashion be Year 2000 Compliant, and Boston Beer currently has no reason to believe that Year 2000 Compliance will not be achieved.

     c. Stroh and Boston Beer agree to communicate periodically regarding their respective Year 2000 Compliance status.

16.  Force Majeure.
     -------------

     a. If Stroh is unable, by reason of a labor dispute, governmental action, act of God or the like, to produce Beer Products at any Brewery to the extent contemplated by this Agreement, it shall, in any event, to the extent it is still able to maintain production at such Brewery, continue to produce Beer Products at such Brewery in proportion to the capacity at such Brewery dedicated to Beer Products prior to the occurrence of the event in question. For purposes hereof, disruptions caused by the failure of Stroh to be Year 2000

Compliant (as further discussed in Section 15 hereof) shall not be deemed to be an event of force majeure. In addition, Stroh shall advise Boston Beer of the terms on which Stroh is then willing to produce Beer Products at other Breweries while the reduction in capacity at the affected Brewery continues.

     b. If Boston Beer is unable, by reason of a labor dispute, governmental action, act of God or the like, to produce Beer Products at any brewery not owned by Stroh but at which from time to time Boston Beer produces Beer Products, and at that time Stroh has available production capacity at any of its Breweries, Stroh shall make such production capacity available to Boston Beer at a price equal to Stroh's variable out-of-pocket cost plus standard margin under this Agreement for such production.

17.  Change Parts and Brewery Modifications.
     --------------------------------------

     Except as otherwise provided in Section 4 and 5 of this Agreement in connection with a Closure, Boston Beer will pay for all change parts and Brewery modifications that are unique to running Boston Beer's package Beer Products, provided that (i) Stroh does not have such parts existing at the Brewery in question, and (ii) Stroh notifies Boston Beer in advance of making any such expenditures. Boston Beer shall be entitled to be reasonably compensated for any such investment, whether made prior to or after the date hereof, to the extent that any change parts and/or modifications are used in the production of products other than Beer Products, such compensation to be as agreed from time to time to time by Stroh and Boston Beer. Boston Beer shall be entitled to a refund of any investment made pursuant to this Section 17, if the Brewery in which the investment was made is Closed or Sold prior to the expiration of * after the change parts or Brewery modifications were placed in service.

18.  Product Liability.
     -----------------

     a. Stroh and Boston Beer shall each maintain product liability insurance of not less than */* and in the amount of * combined single limit in the aggregate relating to the Beer Products produced by Stroh for Boston Beer.

     b. Stroh shall indemnify and hold harmless Boston Beer and all of its affiliates from and against any and all loss, liability, cost or expense of any nature whatsoever, including reasonable attorneys' fees (collectively, "Product Liability Damages"), arising out of or associated with all claims made against Boston Beer by any party or parties for personal injury or property damage caused by impurities, defects, or adulteration of any kind in the Beer Products manufactured and packaged by Stroh, regardless of when manufactured or packaged; except that Stroh shall have no such indemnification obligations with respect to
(i) Product Liability Damages when caused by (i) Boston Beer's improper storage, handling, or alteration of the Beer Products in question or (ii) Packaging Materials or ingredients purchased, specified or otherwise approved by Boston Beer subsequent to written notice from Stroh reasonably advising that such Packaging Materials or ingredients should not be used in the Beer Products for health and safety reasons, it being understood that Stroh's sole obligation with respect to providing any such notice shall be to inform Boston Beer of matters which come to Stroh's attention and Stroh shall have no independent duty to analyze any Boston Beer Packaging Materials, ingredients or specifications, and
(iii) Product Liability Damages resulting from inherent properties and/or characteristics of the Beer Products, including, by way of example and not of limitation, health and intoxicating effects of the Beer Products.

     c. Boston Beer shall indemnify and hold Stroh and all of its affiliates harmless from and against any and all Product Liability Damages to the extent arising out of the courses excepted from Stroh's indemnification obligations under paragraph (b), above.

     d. Notwithstanding the provisions of subparagraphs (b) and (c) of this Paragraph 18, in no event shall either Party be liable to indemnify the other Party for consequential damages other than consequential damages arising out of willful managerial misconduct (including an arbitrary refusal by a Party to honor its obligations hereunder) suffered by the other Party or through material default by reason of the failure of either Party to be Year 2000 Compliant, and even in such events, the Party so liable shall not be liable in an amount greater than *.

19.  Trademarks.
     ----------

     a. Stroh acknowledges that no trademark or trade name rights in any of the trademarks, trade names, service marks, or logos owned by Boston Beer, including specifically but without limitation those identified on the Trademark Schedule attached hereto as Exhibit G (collectively, the "Trademarks") are granted by this Agreement.

     b. Boston Beer hereby represents, warrants and covenants that it has and will maintain the right to use the Trademarks and will indemnify and hold harmless Stroh from any claim of alleged infringement brought by any party against Stroh, including, but not limited to, Stroh's reasonable costs of legal expenses.

20.  Successors and Assigns: Future Potential Acquisitions.
     -----------------------------------------------------

     a. The Agreement shall be binding upon and insure to the benefit of the Parties and their respective successors and assigns, but shall not be assigned by Boston Beer without the prior written consent of Stroh, which consent will not be unreasonably withheld, and shall not be assigned by Stroh or any successor-in-interest to Stroh, in whole or in part, except to a Permitted Assignee.

     b. A transaction or series of transactions, as a result of which a majority voting control of Stroh is acquired by a person or persons not currently holding an equity interest in Stroh shall be deemed to be an assignment requiring that, after such transaction or series of transactions, Stroh meets the requirements of a Permitted Assignee.

     c. Except in the case of an assignment by Stroh of all of its rights and obligations hereunder in connection with this Agreement to a Permitted Assignee in connection with a sale of all or substantially all of its business and assets, no assignment of this Agreement by Stroh shall relieve it of its financial obligations hereunder, including its indemnification obligations, if an assignee defaults in the performance of its assigned obligations.

     d. In the event that Boston Beer shall acquire substantially all of the business and assets of another company which produces and/or distributes beer, or, shall acquire all right, title and interest in and to the brands and trademarks of another company (hereinafter the "Acquired"), then, in such event, if the Acquired has products already being produced by Stroh, then Stroh agrees to make available to Boston Beer, for the same period of time that Stroh has pre-existing commitments for the Acquired, such additional capacity which is equivalent to that with the Acquired; provided, *.

     e. If Stroh acquires substantially all of the business and assets of another company which produces beer or acquires an additional brewery facility (hereinafter a "Stroh Acquired Brewery"), then, in such event, if the Stroh Acquired Brewery has a pre-existing agreement with Boston Beer for the production of Beer Products, Stroh agrees to continue to make available to Boston Beer, for the same period of time which existed under the pre-existing agreement between Boston Beer and the Stroh Acquired Brewery, the same capacity as had been committed to Boston Beer by the Stroh Acquired Brewery; provided, *.

21.  Governing Law.
     -------------

     This Agreement shall be interpreted and construed in accordance with the laws of the State of New York.

22.  Arbitration.
     -----------

     Any disagreement, dispute, controversy or claim with respect to the validity of this Agreement or arising out of or in relation to the Agreement, or breach hereof, shall be finally settled by arbitration in New York, New York, in accordance with the articles of the American Arbitration Association for Commercial Arbitration. The arbitrators shall have the right to assess costs, including legal expenses, in favor of the prevailing Party, including, if applicable, Stroh travel costs. Notwithstanding the foregoing, the Parties may have recourse to the courts of the United States of America for the purpose of obtaining preliminary injunctive relief.

23.  Execution in Counterparts.
     -------------------------

     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same document.

24.  Amendments.
     ----------

     No amendment, change, or modification of any of the terms, provisions or conditions of this Agreement shall be effective unless made in writing and signed or initialed on behalf of the parties hereto by their duly authorized representatives.

25.  No Third Party Beneficiaries.
     ----------------------------

     Stroh and Boston Beer agree that this Agreement is solely for their benefit and does not nor is it intended to create any rights in favor of, or obligations owing to, any person not a party to this Agreement.

26.  Merger: Separability.
     --------------------

     Subject to the provisions of Section 27(a) below, this Agreement terminates and supersedes all prior formal or informal understandings among the parties with respect to the subject matter contained herein, except that the provisions in the Heileman Agreement, entitling Boston Beer to indemnification for product liability claims and the Sankey Agreement shall remain in full force and effect. Should any provision or provisions of this Agreement be deemed ineffective or void for any reason whatsoever, such provision or provisions shall be deemed separable and shall not effect the validity of any other provision.

27.  Current Practice: Cooperation.
     -----------------------------

     a. Except as set forth in this Agreement, the Parties agree to continue their current business practices with respect to the Beer Products produced by Stroh for Boston Beer, subject to modification from time to time as the parties, exercising reasonable business judgment, shall mutually agree in writing. The Parties agree to use all commercially reasonable efforts to maintain the current service standards enjoyed by Boston Beer in the various service factors described on Exhibit H attached hereto.

     b. Stroh agrees to provide consulting and technical services to Boston Beer, as reasonably requested by Boston Beer, with respect to projects in which Boston Beer may from time to time be engaged at non-Stroh facilities, for which services Stroh shall be compensated on a reasonable direct time, out-of-pocket expenses and materials basis.

     c. The Parties also agree to cooperate with one another, consulting on a regular basis, with a view to achieving further financial economies, e.g., through joint purchasing efforts for the purchase of raw materials and supplies to be used by either of the Parties, whether at Lehigh Valley, Portland or any of the other Allowed Locations, or otherwise.

     d. Stroh shall advise Boston Beer of opportunities that may from time to time become available to purchase from Stroh any breweries or any brewing, bottling or packaging equipment. In addition, if Stroh embarks on a strategy to Close or Sell Breweries , Stroh shall, to the extent not inconsistent with Stroh's own prudent business management practices or confidentiality agreements with third parties, afford Boston Beer an opportunity to purchase any such equipment.

     e. All publicity concerning this Agreement shall be subject to the restrictions contained in Section 2(b) of this Agreement and otherwise as approved by the Parties.

28.  Lab Tests.
     ---------

     Stroh will perform at its expense all lab tests currently performed by Stroh for Boston Beer on all Beer Products.

29.  Non-Exclusive Nature of Agreement.
     ---------------------------------

     Nothing contained in this Agreement shall require Boston Beer to avail itself of the Committed Capacity or preclude Boston Beer from engaging any other brewer for the purpose of producing and distributing Beer Products.

30.  Competing Products.
     ------------------

     a. Except as hereinafter set forth, for so long as this Agreement remains in effect, without the prior written consent of Boston Beer, Stroh shall not, on behalf of any unaffiliated person, produce at * a beer or other "micro-brewery" or "craft" beer brand malt beverage product, which is substantially similar in taste, color, and marketing position to any of the Beer Products at any of the Breweries, except for products brewed by Stroh at either of such Breweries as of the Effective Date of this Agreement. In the event that * undergoes an event of Closure, and product on the *, is moved to a new facility, Boston Beer agrees to waive the exclusivity provision set forth above as it applies to any competing brand produced at the new facility at the time that production of Beer Products of Boston Beer is so moved. In addition, Boston Beer agrees to waive the exclusivity provision set forth above in connection with any competing brand to be produced on * and for which Stroh obtains export licensing rights; provided, however, that the foregoing waiver shall only apply to export shipments for such competing brand, with such exports to be made pursuant to Stroh's export license and conditioned further upon such exports being in the Canadian returnable bottle (also known as the T-bottle). *, and the production at the Brewery so subject to Closure is moved to *, then, in such event, Boston Beer agrees to waive the exclusivity clause set forth above, but only to the extent of any competing brands produced at * at the time on which the Closure Notice is issued. Stroh's obligations under this Section 30(a) shall not apply to a Permitted Assignee.

     b. Boston Beer acknowledges that Stroh's business includes brewing craft and specialty malt beverage products, including products that may compete directly with, use the same brewing ingredients and formulae as, and/or are of the same style as one or more of the Beer Products. Boston Beer agrees that nothing contained in this Section 30 shall in any manner prevent, limit, restrict or otherwise affect Stroh's right to continue and expand such aspect of its business, including by introducing new products that compete directly with existing Beer Products, so long as Stroh does not intentionally (i) copy the identical brewing formulae and ingredients of any Beer Product, (ii) use any proprietary yeast specifically supplied to Stroh by Boston Beer solely for use in producing Beer Products; or (iii) use labeling or other packaging which infringes any of Boston Beer's Trademarks or copies Boston Beer's marketing position and strategy.

31.  Yeast Strains.
     -------------

     Stroh will not use yeast strains supplied by Boston Beer to brew any beers other than the Beer Products. The obligations of Stroh under this Section 31 shall survive any termination of this Agreement.

32.  Confidentiality.
     ---------------

     The Parties agree that, except as they shall otherwise mutually determine from time to time, the terms of this Agreement and any notices given hereunder or other communications with respect to the substance of the relationship between them shall be maintained in confidence; provided that each Party shall be permitted to make such disclosures of confidential information to such courts and other public or governmental agencies as their counsel shall deem necessary to maintain compliance with and to prevent violation of applicable federal or state laws.

33.  Notices.
     -------

     All notices required herein shall be given by registered airmail, return receipt requested, or by overnight courier service, to the following addresses (unless change thereof - has previously been given to the party giving notice) and shall be deemed effective when received:

          If to Boston Beer:

                C. James Koch, President
                Martin F. Roper, Chief Operating Officer
                The Boston Beer Company, Inc.
                75 Arlington Street, 5th Floor
                Boston, MA 02116

          with a copy to:

                Frederick H. Grein, Jr., Esq.
                Hutchins, Wheeler & Dittmar
                101 Federal Street
                Boston, MA 02110

          If to Stroh:

                James R. Avery, Executive Vice President-Operations and Christopher T. Sortwell, Executive Vice President and Chief Financial Officer
                The Stroh Brewery Company 100 River Place
                Detroit, MI  48207

          with a copy to:

                George E. Kuehn, Executive Vice President and General
                Counsel
                The Stroh Brewery Company
                100 River Place
                Detroit, MI 48207

34.  Rights of Offset.
     ----------------

     Stroh and Boston Beer agree that, to the extent that either of them is at any time owed money by the other Party, including on regular invoices sent as provided herein, such Party may set off such amount against any undisputed monies owed by it to such Party from time to time, any such set-off to be accomplished by written notice to the owing Party, effective upon being sent.

35.  Deliveries to joint Wholesalers.
     -------------------------------

     To the extent permitted by applicable law, if so requested by Boston Beer, Stroh will combine Beer Products with Stroh products in single truckloads for delivery to joint Wholesalers, in which case freight costs shall be appropriately pro-rated. For this purpose, a "Joint Wholesaler" is a licensed beer wholesaler that has been duly authorized by both Boston Beer and Stroh to distribute their respective products. Stroh and Boston Beer will cooperate with each other in the coordination of order entry so as to facilitate such single truckload deliveries.

36.  Adverse Product Statements.
     --------------------------

     Each Party agrees to take all commercially reasonable steps to prevent any of its personnel from making disparaging or otherwise adverse remarks about the products of the other Party.

37.  Limitation on Period of Claims.
     ------------------------------

     Except as otherwise provided in this Agreement with respect to specific issues, all claims hereunder must be brought no later than one year after such claim arose or the Party having such claim shall be deemed to have waived or forever released it; provided that, for purposes of this Section 37, a claim based on a claim by a third party shall be deemed to have arisen at the time that the Party asserting a claim first became aware of it.

     IN WITNESS WHEREOF, Stroh and Boston Beer have executed this Agreement as of the date first above written.

BOSTON BEER COMPANY LIMITED PARTNERSHIP
By:  Boston Brewing Company, Inc., its General Partner


By: /s/ James Koch
    President


THE STROH BREWERY COMPANY


By: /s/ Christopher T. Sortwell,
    Executive Vice President and Chief
    Financial Officer

                                   EXHIBIT A
                                   ---------


                            THE BOSTON BEER COMPANY
                         The Brewery, 30 Germania St.
                               Boston, MA  02130
                                 617-522-3400
                          617-338-0765 - Martins fax


TO     RANDY HULL

FROM   JIM KOCH

DATE   7/5/95

RE     SANKEY PROJECT



This memo confirms Boston Beer Company's interest in proceeding immediately with the installation of a Sankey line at the Blitz facility in Portland.

We propose the following financial arrangements.

1. Boston Beer will pay up to * of the capital and installation costs of the project on the following timetable -

I)   Upon commencement of project *
II)  Upon evidence of project being *
III) Upon evidence of project being *
IV) Upon completion and successful operation of project - final installment of balance of projects cost not to exceed *

Before payment of final installment, Heileman to provide documentation of project expenses if requested by Boston Beer.

2. a). In return for Boston Beer financing the project, Heileman agrees to rebate Boston Beer * at the rate of $*for the first *.

     b). Therefore, Heileman agrees to rebate Boston Beer * of the operational savings, up to a maximum of *, generated in running Sankey's versus Hoff-Stevens.

3. In the event that Heileman cancels the contract between Heileman and Boston Beer, then Heileman will pay to Boston Beer * less all amounts theretofore paid to Boston Beer under paragraph 2(a).

4. To secure its obligation to make rebates to Boston Beer under Section 2 and to make payments to Boston Beer upon cancellation under Section 3, Heileman grants Boston Beer a security interest in the Sankey equipment installed at Blitz, Portland, and in the event that Heileman defaults on any of such obligations, Boston Beer, in addition to any other rights it might have, shall be entitled to take physical possession of the Sankey equipment.


If this is acceptable, please sign and return this to us.



Accepted by:



Jim Koch                         G. Heileman Brewing Company
Boston Beer Company

                                   EXHIBIT B
                                   ---------

                            THE BOSTON BEER COMPANY
                         The Brewery, 30 Germania St.
                               Boston, MA  02130
                                 617-522-3400
                          617-338-0765 - Martins fax


TO     RANDY HULL

FROM   JIM KOCH

DATE   7/6/95

RE     WORT CLARIFIER PROJECT



This memo confirms Boston Beer Company's interest in proceeding immediately with the installation of a Wort Clarifier (Trub Handling Equipment) at the Blitz facility in Portland.

We propose the following financial arrangements.

1. Boston Beer will pay up to * of the capital and installation costs of the project on the following timetable -

I)   * upon receipt of equipment invoice
II) Upon completion and successful operation of project - final installment of balance of projects, total cost not to exceed*

Before payment of final installment, Heileman to provide documentation of project expenses if requested by Boston Beer.

2. In return for Boston Beer financing the project, Heileman agrees to rebate Boston Beer an amount representing Heileman's verified ongoing operational savings incurred through use of the Wort Clarifier to brew Boston Beer's products.

     These savings are designed to represent the operational savings reflected in reduced sewer costs, increased output from brewhouse per brew, increased capacity of the brewery etc.....

3. In the event Heileman cancels the contract between Heileman and Boston Beer, then Heileman will pay to Boston Beer * less all amounts theretofore paid to Boston Beer under paragraph 2.

4. To secure its obligation to make rebates to Boston Beer under Section 2 and to make payments to Boston Beer upon cancellation under Section 3, Heileman grants Boston Beer a security interest in the Wort Clarifier installed at Blitz, Portland, and in the event that Heileman defaults on any of such obligations, Boston Beer, in addition to any other rights it might have, shall be entitled to take physical possession of the Wort Clarifier equipment.

If this is acceptable, please sign and return this to us.



Accepted by:



Jim Koch                          G. Heileman Brewing Company
Boston Beer Company

                                   EXHIBIT C
                                   ---------

                             List of Beer Products


Samuel Adams(R) Products      Oregon Ale & Beer -- Oregon Originals(R) Products
-------------------------------------------------------------------------------

Boston Lager                             IPA
Boston Ale                               NBA
Cream Stout                              ESB
Scotch Ale                               Raspberry Wheat
Honey Porter                             Honey Red
Cherry Wheat                             Honey Ale
White Ale
Double Bock
Summer Ale
Octoberfest
Winter Lager
Old Fezziwig
Golden Pilsner

                                   EXHIBIT D
                                   ---------

               Specifications for Cleaning and Use of Used Glass


  To be mutually agreed upon by Stroh and Boston Beer and to be consistent with current specifications adhered to by Stroh in its facilities.

                                   EXHIBIT E
                                   ---------

                                                           ------------------------------------
        THE STROH BREWERY COMPANY                          NO.                   DATE
MAJOR EXPENDITURE AUTHORIZATION - SCHEDULE A               04-5425               1-24-96
-----------------------------------------------------------------------------------------------
PROJECT TITLE                                              PLANT
AUTOMATE BOSTON BEER'S 2/12/12 PACK PRODUCTION             LEHIGH
-----------------------------------------------------------------------------------------------
DEPARTMENT OR COST CENTER                                  BUILDING              FLOOR
PACKAGING
-----------------------------------------------------------------------------------------------

DESCRIPTION AND ALTERNATIVES CONSIDERED
---------------------------------------

The Lehigh plant will automate BBC's 2/12/12 oz. production by receiving and installing existing equipment from *.

JUSTIFICATION
-------------

Senior Management direction. Boston Beer Company has requested these modifications and has agreed to reimburse Stroh for the cost of this project *.

ALTERNATIVES
------------

Continue producing this package with the current system and cost structure. *.



-------------------------------------------------------------------------------
PREPARED BY                                     DATE
F.R. Toporowski                                 1/17/96
-------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------
   THE STROH BREWERY COMPANY                                 NO.          DATE
MAJOR EXPENDITURE AUTHORIZATION - SCHEDULE B                 04-5425      1-24-96
-----------------------------------------------------------------------------------------------
PROJECT TITLE                                                PLANT
AUTOMATE BOSTON BEER'S 2/12/12 PACK PRODUCTION               LEHIGH
-----------------------------------------------------------------------------------------------
DEPARTMENT OR COST CENTER                                    BUILDING     FLOOR
PACKAGING
-----------------------------------------------------------------------------------------------
CALCULATION OF EXPENDITURE REQUIRED

-----------------------------------------------------------------------------------------------
             EQUIPMENT     LABOR     SPARE       MATERIAL    LABOR
 ITEM        COSTS         COSTS     PARTS       COSTS       COSTS     RUN-IN     TOTALS
 -----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------
PREPARED BY                                                  DATE
F.R. Toporowski                                              1/17/96
-----------------------------------------------------------------------------------------------

                                   EXHIBIT F
                                   ---------

                               Pricing Schedule
                 [SUBJECT TO INCREASE BASED ON * PER (S)6(A)]

PRICING SCHEDULE 1
------------------
in effect for * or in event termination notice is given

                                       *                         *
                                       ---------------------------

BULK GLASS, PER 12 OZ CASE UNIT
     Loose, 4/6 packs, 2/12 packs      *                         *
     2/12 packs in tray                *                         *

PACKAGED GLASS, PER 12 OZ CASE UNIT    *                         *
*    *                                 *                         *

BULK GLASS, PER 22 OZ CASE UNIT        *                         *
PACKAGED GLASS, PER 22 OZ CASE UNIT    *                         *

KEGS  per 1/4 keg                      *                         *
      per 1/2 keg                      *                         *

NOTE           12 oz Case Unit = 24 bottles 12 oz
---------------
               22 oz Case Unit = 12 bottles 22 oz

               Above pricing does not include Sankey Keg Rebate at Portland
               - Pricing net of Sankey Keg Rebate at Portland is  *

                             ---------------------

PRICING SCHEDULE 2
------------------
takes effect * but is not in effect during termination notice

                                       *                           *
                                       -----------------------------

BULK GLASS, PER 12 OZ CASE UNIT
     Loose, 4/6 packs, 2/12 packs      *                           *
     2/12 packs in tray                *                           *

PACKAGED GLASS, PER 12 OZ CASE UNIT    *                           *

*    *                                 *                           *

BULK GLASS, PER 22 OZ CASE UNIT        *                           *
PACKAGED GLASS, PER 22 OZ CASE UNIT    *                           *

KEGS  per 1/4 keg                      *                           *
     per 1/2 keg                       *                           *

NOTE           12 oz Case Unit = 24 bottles 12 oz
---------------
               22 oz Case Unit = 12 bottles 22 oz

               Above pricing does not include Sankey Keg Rebate at Portland
               - Pricing net of Sankey Keg Rebate at Portland is  *

                                   Exhibit G
                                   ---------

                                                    SCHEDULE OF TRADEMARKS
                                                    ----------------------
Trademark                                                Reg./App.No.                  Date Issued
---------                                                ------------                  -----------
Samuel Adams Boston Lager(R)                             Reg. #1,522,026               01/24/89
Samuel Adams Boston Ale(R)                               Reg. #1,610,302               08/14/92
Lightship(R)                                             Reg. #1,639,234               03/26/91
Samuel Adams(R) Cream Stout
Samuel Adams(R) Cherry Wheat
Samuel Adams(R) Cranberry Lambic
Samuel Adams(R) Double Bock
Samuel Adams(R) Honey Porter
Samuel Adams(R) Golden Pilsner
Samuel Adams(R) Octoberfest
Samuel Adams(R) Scotch Ale
Samuel Adams(R) Spring Ale
Samuel Adams(R) Summer Ale
Samuel Adams(R) White Ale
Samuel Adams Winter Lager(R)                             Reg. #1,623,925               11/20/90
Samuel Adams Triple Bock(R)                              Reg. #2,052,984               04/15/97
Oregon Original(TM)                                      App. #74/730,463              09/18/95
Oregon Original(TM) India Pale Ale
Oregon Original(TM) Raspberry Wheat
Hardcore(R)                                              Reg. #2,109,887               10/28/97
Hardcore(R) Crisp Hard Cider
Hardcore(R) Apple Cranberry Cider
Hardcore(R) Black Cider
Novemberfest(TM)                                         App. #75/007,625              10/19/95
Samuel Adams Portrait Logo                               App. #75/478,992              05/04/98

                                   Exhibit H
                                   ---------

                               SERVICE STANDARDS

The following factors are illustrative but not necessarily exhaustive of the factors that define "service": brewing frequency, frequency of packaging, shipping hours, carrier selection, customer service, warehouse space, multi-stop loads, arrangements for order submission and changes and order fulfillment, electronic access to order status, billing and shipment information, pallets/cooperage handling, material release to Boston Beer suppliers, inventory reports and physical inventory frequency, analysis of in process and finished Beer Products, and production to Boston Beer quality specifications and consistent taste matches with other production locations of the same style.